EXHIBIT 1

TO ALL SANDRIDGE ENERGY EMPLOYEES

SHAREHOLDERS FOR SANDRIDGE

Tuesday, March 5, 2013

As you know, an effort is underway to replace the Board of Directors of SandRidge, and begin a process of restoring proper corporate governance and reversing six years of value destruction. That process will culminate in the next few weeks and, if successful, SandRidge will have new leadership – leadership focused on building value for everyone, not just a few.

We know that the consent solicitation process has created anxiety and uncertainty among SandRidge employees and the Oklahoma City community. Unfortunately, this is somewhat unavoidable, but it is also regrettable, and we wish to assure everyone of our intentions and expected actions.

Most importantly, the primary problem at SandRidge is with it leaders – the members of the Board of Directors and the CEO. We recognize that the vast majority of the 2,500 employees at SandRidge have worked hard to create value for the company. Your efforts ought to be applauded and supported. From Day 1, a primary focus will be on ensuring that the many employees working in the operations of the company are assured of their importance, and secure that they have a stable and promising future with the company. Operating employees of the company should know that their efforts are highly valued, and that they will ultimately benefit from reducing the instability and waste created by current leadership.

Candidly, we will be focusing carefully on overhead operations, and it is unavoidable that there will need to be change in this regard. Unlike the operations of the company, we do feel that overhead must be reduced substantially, but we can pledge to do so in a thoughtful, deliberate and sensible manner.

There may be understandable concern that SandRidge will ‘abandon’ efforts to support the Oklahoma City community. Nothing could be further from the truth. We expect SandRidge will remain headquartered in Oklahoma City, and continue to support the community as any good company should. To be clear, much of the overhead expense we object to has nothing to do with community support, but rather are enormous expenses directed toward the vanity, privilege and compensation of a few. Over 1/3 of all overhead spending is accounted for by compensation to just a few people (the Board of Directors and three top executives)! Extraordinary levels of compensation for Board members and the CEO are not supporting the community – they are enriching those individuals. Millions spent on TV advertising, often with a biographical focus on the CEO, are not benefitting the community. Millions spent on new private planes, and payments for private jet travel for the CEO to his vacation homes are not benefitting the community.

The reality of SandRidge, for shareholders and employees, has been unfortunate – the value created by the hard work of many committed employees should have accrued to the company, its employees and its shareholders, and helped create a more sustainable and stable future. Instead, much of that value has been drained – to creditors, compensation, and perks – and the end result has been loss of value and instability. The actions taken by management over the past six years have left SandRidge in a precarious and unsustainable position – change is necessary. While some of that change may result in short-term disruption, the end result ought to be a prosperous – and sustainable – company for years to come.

Let’s work together to build a better SandRidge – for shareholders, employees, and the community.

Sincerely,

TPG-Axon Capital

TPG-AXON MANAGEMENT LP, TPG-AXON PARTNERS GP, L.P., TPG-AXON GP, LLC, TPG-AXON PARTNERS, LP, TPG-AXON INTERNATIONAL, L.P., TPG-AXON INTERNATIONAL GP, LLC, DINAKAR SINGH LLC AND DINAKAR SINGH (COLLECTIVELY, “TPG-AXON”) HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. IN CONNECTION WITH TPG-AXON'S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF SANDRIDGE ENERGY, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY TPG-AXON, STEPHEN C. BEASLEY, EDWARD W. MONEYPENNY, FREDRIC G. REYNOLDS, PETER H. ROTHSCHILD, ALAN J. WEBER AND DAN A. WESTBROOK (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, TPG-AXON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE CONSENT STATEMENT ON SCHEDULE 14A FILED BY TPG-AXON WITH THE SEC ON JANUARY 18, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

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